                                                                    EXHIBIT 12.1

                             BRE PROPERTIES, INC.

                                 STATEMENT RE:
                       COMPUTATION OF RATIOS OF EARNINGS
                TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS




                                               Six months
                                                 ended
                                                June 30,                 Year ended December 31,
                                               ----------  ---------------------------------------------------
                                                  2001       2000       1999       1998       1997      1996
                                               ----------  --------   --------   --------   --------   -------
                                                                 (dollar amounts in thousands)
Net income before gains (loss) on sales of
 investments in rental properties and
 minority interest in income...............     $41,199   $ 82,128   $ 78,609   $ 66,727    $49,345   $37,014
Provision for nonrecurring charges.........       7,163      3,075      1,250      2,400         --        --
Minority interest not convertible in to
 Common Stock..............................        (328)      (518)      (600)       (98)        --        --
                                                -------   --------   --------   --------    -------   -------
                                                $48,034   $ 84,685   $ 79,259   $ 69,029    $49,345   $37,014
                                                =======   ========   ========   ========    =======   =======
Fixed charges:
 Interest..................................     $24,207    $45,028    $41,695    $ 3,598    $21,606   $16,325
 Capitalized interest......................       6,798     16,434      9,485     12,606      1,179       269
 Other.....................................          76        148        144        112        112       108
                                                -------   --------   --------   --------    -------   -------
                                                $31,081   $ 61,610   $ 51,324   $ 48,316    $22,896   $16,702
                                                =======   ========   ========   ========    =======   =======

 Preferred stock dividends.................       2,284      4,569      4,182         --         --        --
                                                -------   --------   --------   --------    -------   -------
Fixed charges and preferred stock
 dividends.................................     $33,365   $ 66,179   $ 55,506   $ 48,316    $22,896   $16,702
                                                =======   ========   ========   ========    =======   =======
Net income before gains (loss) on sales of
 investments in rental properties and
 minority interest in income and provision
 for nonrecurring charges and fixed
 charges, excluding capitalized interest
 and preferred stock dividends.............     $72,317   $129,861   $121,098   $104,739    $71,063   $53,447
                                                =======   ========   ========   ========    =======   =======
Divided by fixed charges...................     $31,081   $ 61,610   $ 51,324   $ 48,316    $22,896   $16,702
                                                =======   ========   ========   ========    =======   =======
Ratio of earnings to fixed charges.........         2.3        2.1        2.4        2.2        3.1       3.2
                                                =======   ========   ========   ========    =======   =======
Net income before gains (loss) on sales of
 investments in rental properties and
 minority interest in income and provision
 for nonrecurring charges and fixed
 charges, excluding capitalized interest
 and preferred stock dividends.............     $72,317   $129,861   $121,098   $104,739    $71,063   $53,447
                                                =======   ========   ========   ========    =======   =======
Divided by fixed charges and preferred
 stock dividends...........................     $33,365   $ 66,179   $ 55,506   $ 48,316    $22,896   $16,702
                                                =======   ========   ========   ========    =======   =======
Ratio of earnings to fixed charges and
 preferred stock dividends.................         2.2        2.0        2.2        2.2        3.1       3.2
                                                =======   ========   ========   ========    =======   =======